Exhibit 99.1

PRESS ANNOUCEMENT

Investor Contact:	Press Contact:
Tom Barth	Claire Rowberry
Progress Software	LEWIS PR
+1 781 280 4135	+1 617 226 8841
tom.barth@progress.com	progresssoftware@lewispr.com

PROGRESS SOFTWARE NAMES PHILIP M. PEAD PRESIDENT AND CHIEF EXECUTIVE OFFICER

Bedford, MA – December 9, 2012 - Progress Software Corporation (NASDAQ: PRGS), a global software company that simplifies and enables the development and deployment of business applications, today announced that Executive Chairman and interim Chief Executive Officer, Philip Pead, has been named President and Chief Executive Officer, effective immediately.

As a result, Mr. Pead will step down as Executive Chairman and will be replaced by Jack Egan, who has been elected Non-Executive Chairman of the Board of Directors. Mr. Egan, a Progress board member since September 2011, is managing partner of Egan-Managed Capital.

Mr. Pead, an industry veteran with more than 25 years of experience in the software industry has served as a member of the Progress Board of Directors since July 2011. He was elected non-executive Chairman in May 2012, appointed Executive Chairman in October 2012 and named interim CEO in November 2012.

Mr. Pead was formerly the Chairman of Allscripts and the President and Chief Executive Officer of Eclipsys Corporation, a leading provider of enterprise clinical and financial software for hospitals. Eclipsys merged with Allscripts in August of 2010. He previously held senior leadership roles in several publicly and privately held companies, including Per-Se Technologies, Dun & Bradstreet Corporation and Attachmate Corporation.

Quotes:
Phil Pead, President and CEO, Progress Software
“Having served on the board of Progress for almost a year and a half, and as Executive Chairman and interim CEO for the past two months, I have been actively involved in assisting in the transformation of the company. I am excited and honored that the Board of Directors has asked me to lead the business. I believe the future of this organization is bright and, while we are in the early stages of executing on our strategy to become a leading Application Platform as a Service provider, I am very pleased with our progress to date.”

Jack Egan, Non-Executive Chairman, Progress Software
“It was the unanimous decision of the Board of Directors that Phil be named President and Chief Executive Officer. With more than 25 years of experience in the software industry leading successful public companies and creating significant shareholder value, Phil is uniquely qualified to lead Progress Software as we position our company for future growth. Having been on the Progress Board since September 2011, I am also delighted to be taking on the role of Chairman.”

About Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) simplifies the development, deployment and management of business applications on-premise or on any Cloud, on any platform and on any device with minimal IT complexity and low total cost of ownership. Progress Software can be reached at www.progress.com or 1-781-280-4000.
Follow Progress Software on Twitter: @ProgressSW